Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-03

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward Creative Communications
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2014 FOURTH QUARTER AND ANNUAL RESULTS

Revenues Increase 13% to $2.05 Billion

Backlog Increases 12% to Record $9.76 Billion

GAAP Diluted EPS of $0.30, Includes Charges

Non-GAAP Adjusted Diluted EPS of $0.51

HOUSTON – Feb. 19, 2015—Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended Dec. 31, 2014. Revenues in the fourth quarter of 2014 were $2.05 billion compared to revenues of $1.82 billion in the fourth quarter of 2013. Net income from continuing operations attributable to common stock was $67.2 million, or $0.30 per diluted share, in the fourth quarter of 2014, versus net income from continuing operations attributable to common stock of $166.7 million, or $0.77 per diluted share, in the fourth quarter of 2013. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) was $0.51 for the fourth quarter of 2014 compared to $0.50 for the fourth quarter of 2013.

“Quanta had another strong year, with record revenues, record backlog and record adjusted diluted earnings per share. We continue to see opportunity for double digit growth as our customers in the electric power and oil and gas industries invest significant levels of capital to expand and upgrade energy infrastructure,” said Jim O’Neil, president and chief executive officer of Quanta Services. “With self-perform capabilities and the largest specialized workforce in our industry, we are able to provide unique solutions to the customers we serve, which is paramount in today’s energy infrastructure market.”

Among other items, included in net income from continuing operations attributable to common stock for the fourth quarter of 2014 was a $49.9 million ($30.3 million net of tax or $0.14 per diluted share) charge to provision for long-term contract receivable as a result of a settlement agreement with San Diego Gas and Electric (SDG&E), a subsidiary of Sempra Energy, regarding an outstanding change order dispute associated with an electric power infrastructure services project completed in 2012. For the fourth quarter of 2013, net income from continuing operations attributable to common stock included a $70.5 million after-tax gain, or approximately $0.32 per diluted share, from the sale of all of Quanta’s equity ownership interest in Howard Midstream Energy Partners, LLC (Howard Energy) on Dec. 6, 2013.

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Revenues for the year ended Dec. 31, 2014 were $7.85 billion compared to revenues of $6.52 billion for the year ended Dec. 31, 2013. Net income from continuing operations attributable to common stock was $297.3 million, or $1.35 per diluted share, for the year ended Dec. 31, 2014, versus net income from continuing operations attributable to common stock of $401.9 million, or $1.87 per diluted share, for the year ended Dec. 31, 2013. Adjusted diluted earnings per share from continuing operations was $1.99 in 2014 compared to $1.71 in 2013.

Among other items, included in net income from continuing operations attributable to common stock for the year ended Dec. 31, 2014 was the impact of the previously mentioned settlement with SDG&E for an aggregate charge for the year to provision for long-term contract receivable of $102.5 million ($62.6 million net of tax or $0.28 per diluted share). Included in the results for the year ended Dec. 31, 2013 was the previously mentioned $70.5 million after-tax gain from the sale of all of Quanta’s equity ownership interest in Howard Energy.

Adjusted diluted earnings per share from continuing operations is calculated as GAAP diluted earnings per share from continuing operations before acquisition and integration costs, as well as non-cash items such as amortization of intangible assets and non-cash stock-based compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed nine acquisitions during 2014. Therefore, the fourth quarter and 2014 year end results include these acquisitions from the respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and twelve months ended Dec. 31, 2013.

RECENT HIGHLIGHTS

•	Shares Repurchased—During the fourth quarter of 2014 and through Feb. 18, 2015, Quanta repurchased approximately 8.3 million shares of common stock in the open market for a total cost of approximately $230.5 million. Quanta’s board of directors approved a stock repurchase program in the fourth quarter of 2013 authorizing Quanta to purchase, from time to time through December 31, 2016, up to $500 million of its outstanding common stock. As of Feb. 18, 2015, Quanta had purchased an aggregate of approximately 9.7 million shares of common stock under this program for a total cost of approximately $275.5 million.

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•	Selected by Enbridge for Line 78 Pipeline Project—In February 2015, Enbridge selected Price Gregory International (Price Gregory), a Quanta Services company, for the Line 78 Pipeline Project (Line 78). Price Gregory’s scope of work includes the construction and installation of approximately 79 miles of new 36-inch diameter crude oil mainline pipe. In addition, Price Gregory was selected to build and install the pumping station for Line 78 at the Flanagan Terminal near Pontiac, Illinois and to make modifications to the terminal near Griffith, Indiana. Construction of the Flanagan pumping station and modifications of the Griffith terminal began in late 2014. Construction of the Line 78 pipeline is expected to begin this March with completion anticipated in the fall of 2015.

•	Selected for Fort McMurray West 500 kV Transmission Project—In December 2014, Alberta PowerLine, a limited partnership formed by Quanta Services and ATCO Group, was selected by the Alberta Electric System Operator (AESO) for the Fort McMurray West 500 Kilovolt (kV) Transmission Project under its newly created competitive transmission process. The Fort McMurray West 500 kV Transmission Project will consist of approximately 500 kilometers of transmission line between the Wabamun area west of Edmonton and the Fort McMurray area and two new 500 kV substations. Quanta will provide turnkey EPC services for the entire project. Led by Valard Construction, a Quanta Services company, the team will leverage the capabilities of a number of Quanta’s operating units. Quanta expects construction to begin in 2017 and expects to complete the project in 2019.

•	Acquired Banister Pipelines—In November 2014, Quanta Services acquired the business of Banister Pipelines Corp. (Banister), a leading Canadian mainline pipeline construction and maintenance services contractor based in Nisku, Alberta. The acquisition strategically expands Quanta’s Canadian mainline pipeline services offering across Canada and provides Banister’s customer base with access to Quanta’s extensive energy infrastructure resources.

•	Acquired three companies in the first two months of 2015—During the first two months of 2015, Quanta acquired three companies. These acquisitions included an underground utility distribution contractor that provides services to gas and electric utilities in Canada, a supplier and material procurement specialist for the power and utility industry in Canada, and a company that specializes in the engineering, procurement, construction, and commissioning of compression and surface facilities for the Australian high pressure gas industry. The aggregate consideration paid for these acquisitions consisted of approximately $36.3 million in cash, subject to post-closing net working capital adjustments.

OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory, permitting and other challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize during 2015. The following forward-looking statements are based on current expectations, and actual results may differ materially.

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Quanta expects revenues for the first quarter of 2015 to range between $1.8 billion and $1.9 billion and diluted earnings per share to be $0.31 to $0.37. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the first quarter of 2015 to be $0.37 to $0.43. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share presented in this press release. In the first quarter, Quanta is experiencing production inefficiencies on some projects in Canada and the northeast United States due to abnormally high levels of snowfall. Quanta anticipates that operating conditions and financial results will improve through the remaining quarters of the year. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $9.1 million and $11.5 million for the first quarter of 2015.

Quanta expects revenues for the full year 2015 to range between $8.1 billion and $8.5 billion and diluted earnings per share to be $1.80 to $2.05. Quanta expects adjusted diluted earnings per share for the full year 2015 to be $2.04 to $2.29. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $36.3 million and $43.1 million for the full year 2015.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for Feb. 19, 2015, at 9:30 a.m. Eastern Time. To participate in the call, dial 1-888-740-6143 at least 10 minutes before the conference call begins and provide the conference call ID 8397806 or ask for the Quanta Services Fourth Quarter & Full Year 2014 Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern Time on Feb. 26, 2015 and may be accessed at 1-719-457-0820, using the conference call ID 8397806. For more information, please contact Kip Rupp, Vice President—Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

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GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is now available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, in certain markets, Quanta licenses fiber optic telecommunications infrastructure, offers lit network management services and provides related design, procurement, construction and maintenance services. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of oil and natural gas mainline pipe projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of our customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or our customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for acts or omissions by our partners; our inability or failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables and other intangible assets or investments; growth outpacing our decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for services; the impact of increased healthcare costs arising from healthcare reform legislation; the impact of significant fluctuations in foreign currency exchange rates; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and Quanta’s Quarterly Reports on Form 10-Q for the quarters ended Mar. 31, 2014, June 30, 2014 and Sept. 30, 2014 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2014 and 2013 (In thousands, except per share information) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	$2,052,982	$1,817,623	$7,851,250	$6,522,842
Cost of services (including depreciation)	1,725,952	1,514,780	6,617,730	5,467,389

Gross profit	327,030	302,843	1,233,520	1,055,453
Selling, general and administrative expenses	158,828	143,349	580,730	501,010
Provision for long-term contract receivable	49,918	—	102,460	—
Arbitration expense	—	—	38,848	—
Amortization of intangible assets	9,509	10,109	35,907	27,515

Operating income	108,775	149,385	475,575	526,928
Interest expense	(1,334)	(1,188)	(4,765)	(2,668)
Interest income	695	1,150	3,741	3,380
Equity in earnings (losses) of unconsolidated affiliates, including gain on sale of investment	—	112,744	(332)	112,744
Other income (expense), net	(466)	555	(1,102)	(1,135)

Income from continuing operations before income taxes	107,670	262,646	473,117	639,249
Provision for income taxes	36,068	91,329	157,408	217,940

Net income from continuing operations	71,602	171,317	315,709	421,309
Loss from discontinued operations, net of taxes	(627)	—	(627)	—

Net income	70,975	171,317	315,082	421,309
Less: Net income attributable to noncontrolling interests	4,399	4,620	18,368	19,388

Net income attributable to common stock	$66,576	$166,697	$296,714	$401,921

Amounts attributable to common stock:
Net income from continuing operations	$67,203	$166,697	$297,341	$401,921
Net loss from discontinued operations	(627)	—	(627)	—

Net income attributable to common stock	$66,576	$166,697	$296,714	$401,921

Earnings per share attributable to common stock—basic and diluted:
Continuing operations	$0.30	$0.77	$1.35	$1.87
Discontinued operations	—	—	—	—

Net income attributable to common stock	$0.30	$0.77	$1.35	$1.87

Weighted average shares used in computing earnings per share:
Basic	220,451	217,287	219,668	214,929

Diluted	220,472	217,338	219,690	214,978

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Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$190,515	$488,777
Accounts receivable, net	1,812,539	1,439,115
Costs and estimated earnings in excess of billings on uncompleted contracts	290,447	213,478
Inventories	38,921	31,877
Prepaid expenses and other current assets	221,554	140,071

Total current assets	2,553,976	2,313,318
PROPERTY AND EQUIPMENT, net	1,480,128	1,205,608
OTHER ASSETS, net	85,842	285,725
OTHER INTANGIBLE ASSETS, net	260,593	207,877
GOODWILL	1,931,485	1,780,717

Total assets	$6,312,024	$5,793,245

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term borrowings	$8,876	$1,181
Accounts payable and accrued expenses	877,336	802,180
Billings in excess of costs and estimated earnings on uncompleted contracts	251,113	239,106

Total current liabilities	1,137,325	1,042,467
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	72,489	1,053
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	576,670	508,406

Total liabilities	1,786,484	1,551,926

TOTAL STOCKHOLDERS’ EQUITY	4,514,473	4,234,188
NONCONTROLLING INTERESTS	11,067	7,131

TOTAL EQUITY	4,525,540	4,241,319

Total liabilities and equity	$6,312,024	$5,793,245

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Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Twelve Months Ended December 31, 2014 and 2013 (Unaudited)

Segment Results

Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Oil and Gas Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013
Revenues:
Electric Power Infrastructure	$1,342,091	65.4%	$1,204,915	66.3%	$5,238,627	66.7%	$4,480,647	68.7%
Oil and Gas Infrastructure	663,533	32.3	572,361	31.5	2,444,558	31.1	1,869,615	28.7
Fiber Optic Licensing and Other	47,358	2.3	40,347	2.2	168,065	2.2	172,580	2.6

Consolidated revenues	$2,052,982	100.0%	$1,817,623	100.0%	$7,851,250	100.0%	$6,522,842	100.0%

Operating income:
Electric Power Infrastructure (a)	$98,918	7.4%	$146,083	12.1%	$458,332	8.7%	$521,855	11.6%
Oil and Gas Infrastructure (b)	53,562	8.1	50,669	8.9	162,797	6.7	138,543	7.4
Fiber Optic Licensing and Other (c)	14,296	30.2	10,126	25.1	54,386	32.4	55,415	32.1
Corporate and Non-Allocated Costs	(58,001)	N/A	(57,493)	N/A	(199,940)	N/A	(188,885)	N/A

Consolidated operating income	$108,775	5.3%	$149,385	8.2%	$475,575	6.1%	$526,928	8.1%

(a)	Included in operating income for the Electric Power Infrastructure Services segment are charges to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012 of $49.9 million for the three months ended Dec. 31, 2014 and of $102.5 million for the twelve months ended Dec. 31, 2014.
(b)	Included in operating income for the Oil and Gas Infrastructure Services segment for the twelve months ended Dec. 31, 2014 was the impact of a $38.8 million expense associated with an arbitration decision related to a contract dispute on a 2010 directional drilling project for the National Gas Company of Trinidad and Tobago.
(c)	Included in operating income for the Fiber Optic Licensing and Other segment for the three and twelve months ended Dec. 31, 2013 was $3.2 million of expense related to a change in Quanta’s assessment of gross receipts tax liabilities on certain fiber optic licensing revenues.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts, master service agreements and licensing agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following tables present Quanta’s total backlog by reportable segment as of December 31, 2014, September 30, 2014 and December 31, 2013, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	December 31, 2014		September 30, 2014		December 31, 2013
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power Infrastructure	$3,339.2	$6,628.0	$3,473.5	$6,487.2	$3,346.7	$5,964.1
Oil and Gas Infrastructure	1,824.6	2,520.6	1,632.0	2,552.2	1,515.6	2,218.5
Fiber Optic Licensing and Other	153.0	613.9	143.9	590.8	137.9	545.5

Total	$5,316.8	$9,762.5	$5,249.4	$9,630.2	$5,000.2	$8,728.1

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2014 and 2013

(In thousands, except per share information) (Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (iv) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state tax statute of limitations periods. Additionally, the following items are not regularly occurring operational items: (i) the charge to provision for long-term contract receivable; (ii) the expense associated with the arbitration decision; (iii) the gain on the sale of an equity ownership interest; and (iv) the charges associated with gross receipts tax.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted diluted earnings per share from continuing operations:
Net income from continuing operations attributable to common stock (GAAP as reported)	$67,203	$166,697	$297,341	$401,921
Adjustments, net of income taxes:
Provision for long-term contract receivable (a)	30,265	—	62,552	—
Arbitration expense (b)	—	—	25,822	—
Impact of sale of equity ownership interest in Howard Energy (c)	—	(70,477)	—	(70,477)
Impact of income tax contingency releases (d)	(3,310)	(3,469)	(8,193)	(10,021)
Charges associated with gross receipts tax (e)	—	1,865	—	1,865
Acquisition and integration costs	5,980	1,976	11,753	5,714

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	100,138	96,592	389,275	329,002
Non-cash stock-based compensation, net of income taxes (f)	6,452	4,958	23,808	21,884
Amortization of intangible assets, net of income taxes	6,226	6,453	23,321	17,608

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$112,816	$108,003	$436,404	$368,494

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations:
Weighted average shares outstanding for basic earnings per share	220,451	217,287	219,668	214,929
Effect of dilutive stock options	21	51	22	49

Weighted average shares outstanding for adjusted diluted earnings per share	220,472	217,338	219,690	214,978

Adjusted diluted earnings per share from continuing operations	$0.51	$0.50	$1.99	$1.71

(a)	To eliminate the charges to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012.
(b)	To eliminate the expense recorded in the first quarter of 2014 resulting from an arbitration decision associated with a contract dispute on a 2010 directional drilling project.
(c)	To eliminate the gain on sale by Quanta of its equity ownership interest in Howard Midstream Energy Partners, LLC for cash proceeds of approximately $221 million on Dec. 6, 2013.
(d)	To eliminate tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods.
(e)	To eliminate the impact of a revised assessment by Quanta of the applicability of state gross receipts tax requirements on its fiber optic licensing revenues as a result of an industry related legal proceeding.
(f)	To eliminate non-cash stock-based compensation expense. The amount for the twelve months ended December 31, 2013 includes approximately $4.3 million related to the accelerated vesting of equity-based awards associated with the retirement of Quanta’s former chairman effective May 23, 2013.